For Immediate Release

Contact:                 Investor Relations
Owens Realty Mortgage, Inc.
(925) 239-7001

Owens Realty Mortgage, Inc. Announces $7.5 Million Stock Repurchase Plan

WALNUT CREEK, CA. – January 15, 2016 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) (the “Company”) announced today that its Board of Directors has authorized it to enter into a stock repurchase plan (the “Repurchase Plan”) to repurchase up to $7,500,000 of its outstanding common stock. Under the Repurchase Plan, repurchases will be funded from available working capital, and the repurchased shares will return to the status of authorized but unissued shares of common stock. The Repurchase Plan will operate in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934.

The Repurchase Plan provides for stock repurchases to commence on April 1, 2016 and is subject to certain price, volume and timing constraints specified in the brokerage agreement. There is no guarantee as to the exact number of shares that will be repurchased by the Company, and there can be no assurance that any shares will be repurchased. The Repurchase Plan is set to expire on March 31, 2017, although the Company may terminate the Repurchase Plan any time.

About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage Company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of commercial real estate mortgage loans. We provide customized, short-term capital to small and middle-market investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Forward-looking statements about Owens Realty Mortgage Inc.’s plans, strategies, and prospects are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events.  Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.  Additional information concerning these and other risk factors is contained in the Company’s most recent filings with the Securities and Exchange Commission.  All subsequent written and oral forward-looking statements concerning the Company or matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

SOURCE: Owens Realty Mortgage, Inc.